Exhibit 10.1

Information Concerning Executive Compensation

On January 5, 2012, the Compensation Committee of HomeFed Corporation (the “Company”) approved annual salary increases (effective January 1, 2012) and discretionary 2011 cash bonuses for each of the Company’s executive officers who were included as named executive officers in the Company’s 2011 proxy statement.

Name and Title	Base Salary in 2012	Bonus Award for 20111

Paul J. Borden	$283,662	$295,7252
President and Chief Executive Officer

Curt R. Noland	$183,568	$180,373
Vice President

Erin N. Ruhe	$148,518	$129,347
Vice President,
Treasurer and Controller

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1 Includes a holiday bonus paid to each of the named executive officers based on a percentage of salary of $8,302 for Mr. Borden, $5,373 for Mr. Noland and $4,347 for Ms. Ruhe.

2 Includes a gross-up bonus of $62,423 for Mr. Borden as reimbursement for taxes payable on travel, commuting and lodging expenses.